Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-188641 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 9, 2022, with respect to the financial statements as of December 31, 2021 and 2020 and supplemental schedule as of December 31, 2021 of the ATI 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2021.
/s/ Schneider Downs & Co., Inc.
Columbus, Ohio
June 9, 2022